Exhibit 10.13

[LETTERHEAD OF THRESHOLD PHARMACEUTICALS, INC.]

September 3, 2004

Goerge G.C. Parker, Ph.D.

280 Mapache Drive

Portola Valley, CA 94028

Dear George:

On behalf of Threshold Pharmaceuticals, Inc. (the “Company”), I am pleased to confirm your appointment to the Company’s Board of Directors. This appointment is effective as of the next meeting of the Board of Directors, currently scheduled for September 22, 2004, provided you accept such offer as indicated by your signature below. Your appointment to the Board is for an indefinite term, until your successor has been duly elected and qualified. If the Company completes its initial public offering, you will be classified as a Class III director, to serve until the Company’s 2007 annual meeting of stockholders. You may be removed from the Board at any time by action of the company’s stockholders.

As compensation for being on our Board of Directors, you will receive an option to purchase 40,000 shares of Common Stock (the “Shares”), pursuant to the Company’s 2001 Equity Incentive Plan. The exercise price for the Shares will be equal to the current fair market value of the Company’s Common Stock, as determined by the Board of Directors. The option will vest at the rate of 1/36th of the Shares per month, commencing September 22, 2004, provided you continue to serve as a member of the Board. In addition, the option will vest in its entirety upon a “change of control” of the Company, as will be defined in the agreement between you and the Company, as well as in the event of your death. You will also be entitled to either additional fully-vested option grants for 20,000 shares on each anniversary of your appointment to the Board of Directors commencing in 2005, or if the Company completes its initial public offering, to additional option grants as a non-employee director of the Company pursuant to the Company’s 2004 Equity Incentive Plan.

In addition, you will receive a retainer of $20,000 per year, plus $2,500 per in-person board meeting attended in excess of five in-person meetings and three dinners per year, and $500 per telephonic board meeting. You will also receive $1,000 per year retainer for service on any board committee, and a $2,500 per year retainer for serving as a committee chairperson. All payments will be subject to applicable withholding taxes, if any.

The Company will indemnify you pursuant to its standard form of Indemnification Agreement, a copy of which is attached.

Our next scheduled Board meeting is September 22, with an anticipated dinner the evening before. As for the schedule thereafter, we will review and finalize that at the next meeting. You will be expected to attend BOD meetings in person whenever you are able. The Company will reimburse you for all reasonable expenses incurred in support of your responsibilities to the BOD.

September 3, 2004

On behalf of the entire team, I look forward to working with you to make Threshold Pharmaceuticals, Inc. the great success we all know it can be.

Sincerely,

/s/ Harold E. Selick
Harold E. Selick
Chief Executive Officer

Accepted and acknowledged:

/s/ George G.C. Parker

Date:	9/7/04